SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities

Act of 1934

Date of Report (Date of earliest event reported) April 26, 2001

USBANCORP, Inc.

(exact name of registrant as specified in its charter)

Pennsylvania 0-12204 25-1424278

(State or other (commission (I.R.S. Employer

jurisdiction File Number) Identification No.)

of Incorporation)

Main and Franklin Streets, Johnstown, Pa. 15901

(address or principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 814-533-5300

N/A

(Former name or former address, if changed since last report.)

Form 8-K

Item 5. Other Events.

USBANCORP, Inc. (the "Registrant") announced at its annual shareholders meeting that it intends to change its name to AmeriServ Financial, Inc. effective May 7, 2001. For a more detailed description of the announcement see the press release attached as Exhibit #99.1.

Exhibits

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Exhibit 99.1 Press release dated April 24, 2001, announcing that USBANCORP, Inc, effective May 7, 2001, will become AmeriServ Financial, Inc.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USBANCORP, Inc.

By /s/Jeffrey A. Stopko

Jeffrey A. Stopko

Senior Vice President

& CFO

Date: April 26, 2001

Exhibit 99.1

USBANCORP, Inc. Is Now AmeriServ Financial, Inc.

JOHNSTOWN, PA, USBANCORP, Inc. (NASDAQ: UBAN) -- Unprecedented geographic expansion and the ability to deliver more financial services than ever before has led USBANCORP, Inc. to change its name to AmeriServ Financial, Inc. according to USBANCORP, Inc. Chairman, President and CEO Orlando B. Hanselman.

The new name was announced at the April 24 annual shareholders' meeting held at the Downtown Johnstown Holiday Inn. AmeriServ Financial becomes the local bank's official name on May 7.

AmeriServ Financial will be the "family" name for most of the bank's affiliates who are all currently within the USBancorp, Inc. holding company. The new AmeriServ Financial, Inc. will trade on the NASDAQ Stock Exchange under the symbol ASRV beginning May 7, 2001.

The bank and holding company's recent geographic expansion and a broadening of consumer services triggered the name change, according to Hanselman.

"Our customers now recognize us as a complete financial services provider. The number and variety of our convenient products and services have grown as fast as our geographic expansion. We need a name that reflects our complete menu of services - services beyond a traditional bank - and that name is AmeriServ Financial," he said.

Before selecting AmeriServ Financial as the new name, the bank's senior management team, advertising agency and Board of Directors reviewed nearly 500 possible names. The list was narrowed to only those names that accurately reflected the bank's emphasis on service, convenience, and broad array of financial products.

U.S. Bank's legal team, working together with outside trademark legal counsel, researched every name on the shortened list, and each finalist had to be available for national trademark registration.

The next step in the name selection process was to conduct significant statistically valid consumer research of the qualifying names. Telephone surveys of more than 800 people in Cambria, Somerset, Blair and Centre counties were completed during January and February. The results established AmeriServ Financial as the clear consumer choice. The bank's Board of Directors approved the new name on Feb. 23.

"The name AmeriServ Financial is right for us," said Hanselman. "'Ameri,' for America - because we are expanding across the country. 'Serv' for service, because that is the principle upon which our mission is built. The 'Financial' makes it clear we are more than a traditional bank. Extensive consumer surveys told us the name AmeriServ Financial immediately brings to mind a service orientation, helpful and quick service, and patriotism ... all qualities that we value.

"U.S. Bank still has the same great people providing the same great quality service, same wide variety of financial services, and the same market leading convenience," added Hanselman.

Current U.S. Bank customers will continue to do business with AmeriServ Financial without any action or change on their part, according to Hanselman. "Customers will continue to use their current U.S. Bank checks, debit cards, credit cards, payment books and other supplies until the normal expiration dates, at which time new AmeriServ supplies will be issued," said Hanselman.

There are other important factors that have led to the name change. U.S. Bank's strategic growth as a company - and growth in services beyond traditional bank offerings - has positioned the bank as a direct competitor with another substantially larger bank company which shares the USBancorp and U.S. Bank names. Headquartered in Minneapolis, Minnesota, the other USBancorp and its banking affiliate - also U.S. Bank - hold the oldest national registration for the names.

The Minnesota-based USBancorp is the eighth largest financial holding company in the country with total assets in excess of $160 billion. They serve more than 10 million customers, primarily in 24 states in the West and Midwest. The financial company has no bank branch offices in Pennsylvania, but has several locations in neighboring Ohio, which is the eastern most state in their branch office network.

The local U.S. Bank could continue to use the name in its traditional west-central Pennsylvania market, but its increased geographic expansion beyond that market leaves the local entity unprotected by federal trademark laws. The Johnstown-based bank is also planning to introduce a full-service transactional Internet site during the third quarter of 2001, which would cause further confusion for banking consumers.

The total expense of $650,000 in 2001 for the name change to AmeriServ Financial has been significantly offset because of an agreement reached with the Minnesota-based USBancorp. Johnstown's U.S. Bank controlled the rights to the names and logo in the west-central Pennsylvania markets where it currently does business. U.S. Bank in Johnstown aggressively pursued the "other" USBancorp, Inc. to sell them the legal rights to the names and eagle logo. The Minnesota company accepted the offer and has paid the local U.S. Bank $300,000 for the rights. Therefore, the net 2001 name change expense is limited to $350,000.

Hanselman will host a conference call that will be webcast live over the Internet on April 25, 2001 at 2:00 p.m. EST. Hanselman will recap his presentation that was made to shareholders at the Company's annual meeting held on Tuesday, April 24, 2001, and will also address the Company's recently announced strategic initiatives and first quarter financial results. To listen live over the Internet to the webcast, simply log on to http://www.videonewswire.com/USBANCORP/042501, or to participate in the conference call dial 800-903-0247 and use password UBAN.

AmeriServ Financial, Inc., a financial holding company (pursuant to the Gramm-Leach-Bliley Act), will be the parent of AmeriServ Financial and AmeriServ Trust & Financial Services in Johnstown, Standard Mortgage Corporation in Atlanta, Georgia, AmeriServ Associates of State College, and AmeriServ Life Insurance Company in Arizona.

The Company's AmeriServ Mortgage subsidiary will also have retail mortgage operations based in Greensburg, State College, and Altoona. The AmeriServ Financial, Inc. customer reach will remain extensive beyond its primary dominant market of Cambria and Somerset Counties. Standard Mortgage Corporation has mortgage servicing operations in Atlanta, Georgia. AmeriServ Associates, the consulting subsidiary, has financial services industry clients that are located in Pennsylvania, Ohio and Florida. AmeriServ Trust and Financial Services, with $1.4 billion of client assets under management, has union investor clients in Pennsylvania, Ohio, Michigan, West Virginia, and Indiana.